Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this pre-effective Amendment No. 1 to the Registration Statement (File No. 333-187385) on Form S-3 of Anworth Mortgage Asset Corporation of our reports, dated February 27, 2013, relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2012.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Irvine, CA
April 5, 2013